Exhibit 99.3

18.	CHANGE IN CONTROL BENEFITS FOR NAMED EXECUTIVE OFFICERS (NEOs)

Change in control benefits for NEOs shall only be paid because of a change in control if the executive is either terminated without cause or resigns for good reason.  The present value of all change in control payments (as determined under Section 4999 of the Internal Revenue Code) shall be limited to 2.99 times the NEO’s “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code).  Any acceleration of vesting upon a change in control for equity awards that are contingent on the Company achieving a performance goal shall not accelerate until and unless the relevant performance measure is satisfied, even if that does not occur until after the change in control.

The definition of change in control shall be the definition contained in the Company’s current agreements, except that an actual change of control shall be required (and not merely shareholder approval) and the portion of the definition relating to a change in voting power shall use a greater than 50% threshold instead of a greater than 30% threshold.  The definition of good reason shall be the same as that contained in the Company’s current agreements, except that the portion of the definition relating to a reduction in salary or bonus shall require the reduction to be more than immaterial.

This Section 18 shall apply to new agreements with NEOs made after June 19, 2008 or the modification of existing agreements with NEOs after such date that relate to the subject matter of this guideline.